Exhibit 14.1

USA MOBILITY

CODE OF BUSINESS CONDUCT AND ETHICS

OF

USA MOBILITY, INC.

(Restated as of October 19, 2012)

I.	INTRODUCTION

Purpose

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of USA Mobility, Inc, including its primary operating subsidiaries, USA Mobility Wireless, Inc. and Amcom Software, Inc. (collectively the “Company”) consistent with the highest standards of business ethics. Furthermore, the Company is committed to maintaining a workplace that is free from harassment, discrimination, violence, and the use and presence of illegal substances. This Code of Business Conduct and Ethics (the “Code”) summarizes the values, principles and business practices that guide our Company; however, this Code does not provide a detailed description of all employee policies. Employees should familiarize yourself with the Company’s policies and our Employee Handbook published on the Intranet to which you are subject.

This Code applies to all of our directors, officers and employees. We refer to all persons covered by this Code as “Company employees” or simply “employees.” We also refer to our Chief Executive Officer, our Chief Financial Officer and Chief Accounting Officer and our Controller as our “principal financial officers.” We refer to our Chief Compliance officer, currently our parent company’s Executive Vice President of Human Resources.

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor there are several other resources available to you. These include contacting our Chief Compliance Officer at 703-269-6740 and/or our Corporate Secretary at 703-269-6905.

Reporting Violations of the Code

All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the Chief Compliance Officer or other appropriate designee, who will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor, you may contact our Chief

Compliance Officer Directly at 703-269-6740. You may also report known or suspected violations of the Code on the Ethics Hotline that is available to Company employees 24 hours a day, 7 days a week by dialing (1-888-353-5701) from the U.S.; (08-000328483) from the UK; (0800-0226174) from the Netherlands, or (1-800-339276) from Australia. A report may also be submitted via any computer with Internet access by accessing the website www.EthicsPoint.com and clicking on “File a New Report.” You may remain anonymous and will not be required to reveal your identity to the Ethics Hotline, although providing your identity may assist the Company in investigating your concern. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Human Resources Department and the Company will protect your confidentiality to the extent possible, in accord with applicable law and as determined by the Company on a case by case basis consistent with the Company’s need to investigate your concern . Details regarding the Ethics Hotline including frequently asked questions are available in your employee handbook and on the Company Intranet or you may contact our corporate Human Resources Department in Springfield, VA for more information. Keep in mind that the fraud Hotline and website are not intended to replace the Company’s complaint and reporting procedures for employee relations, human resources and/or customer service issues; they are specifically intended to provide for the reporting of incidents related to financial fraud or mismanagement.

The Company is regulated by a number of U.S. governmental agencies, including but not limited to the Securities and Exchange Commission (“SEC”), the Federal Communications Commission (“FCC”) and the Federal Aviation Administration (“FAA”). The SEC has adopted procedures by which an individual may share in monetary recoveries if they provide original information in connection with an actual violation that in fact actually results in a monetary recovery. However, in weighing whether a person reporting such a violation would be entitled to share a portion of any recovery, the SEC will look to see whether that person first complied with internal reporting procedures at their employer. It is the Company’s policy that all perceived violations of this Code be reported first to the employee’s supervisor, thus enabling the Company to take appropriate corrective action, if any.

Addressing Violations of this Code

It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Policy Against Retaliation

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment. If you have questions, or know of, or suspect that retaliation has occurred, contact the Chief Compliance Officer.

Waivers of the Code

Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors and will be disclosed to the public as required by law. Waivers of this Code for other employees may be made only by the Chief Executive Officer.

II.	CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest

The Company expects employees to support and adhere to the high standards of the business ethics that we have sought to develop and maintain. The Company does not intend to arbitrarily restrict employees’ personal activities; rather, we want to make it clear that no conflict of interest should exist that could conceivably influence employees’ judgment in handling Company business or that might present an unfair advantage to our customers and business partners.

As an employee of the Company, you have an ethical and legal responsibility to put the interests of the Company ahead of any other business or commercial interests that you may have as an individual. A conflict of interest exists when other business or commercial interests compete with your obligation to serve the interests of the Company. Even the perception of a conflict of interest can cause harm to the Company and to the employee involved.

A conflict of interest exists whenever there is a proposed transaction of the Company in which an employee has any actual or potential involvement, interest or relationship, either directly or indirectly. An employee is deemed to have an indirect interest in a proposed transaction if:

•	the other party to the transaction is related to the employee;

•	such other party is an entity in which the employee has a material financial interest; or

•	the employee is an officer, director or general partner of such other party.

A conflict of interest may also exist when the interests or concerns of any employee, or such employee’s immediate family, or any party, group or organization to which such employee has allegiance, may be seen as competing with the interests or concerns of the Company.

Identifying potential conflicts of interest may not always be clear-cut. If you have any questions, you should consult your supervisor or our Chief Compliance Officer.

Disclosure of Conflicts of Interest

The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or our Chief Compliance Officer. Your supervisor and our corporate Human Resources Department will work with you to determine whether you have a conflict of interest and, if so, how best to address it. In addition, at the time of hire, and annually during employment, all employees will be required to complete a report identifying all relationships that could be perceived as a conflict of interest or stating that the employee has no such relationships. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

III.	EMPLOYMENT OF RELATIVES

The Company considers applicants who are relatives of current employees on the same basis as all other applicants and uses the same screening, pre-employment interviewing, selecting and hiring practices as are used for non-relative applicants.

For the purpose of this policy, relatives are defined as your parent, grandparent, spouse or domestic partner, child, brother, sister, uncle, aunt, nephew or niece, first cousin, parent-in-law, brother or sister-in-law, son or daughter-in-law, stepmother, stepfather, or step-child.

The Company reserves the right to make unilateral decisions concerning the placement or supervision of a relative in order to avoid problems of reporting relationships, safety, security, morale and conflict of interest. Where the relative is a spouse or a domestic partner, decisions concerning placement and supervision will be made on a case-by-case basis.

Authorization by Human Resources is required for:

•	Relatives to supervise each other

•	Relatives to work in the same department.

At the time of hire, and annually during employment, all employees will be required to complete a report identifying all relatives that work for the Company or stating that the employee has no relatives that work for the Company

IV.	CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain or to compete with the Company.

Confidential Information

Employees have access to a variety of confidential information while employed at the Company. Confidential information includes intellectual property, financial information, business plans, operational information, technical data, client information and/or medical information, and all non-public information about Company products and services that might be of use to competitors, but does not include information related to wages, hours, and terms and conditions of employment. Employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. The obligation of employees to protect the Company’s Confidential Information applies to proprietary information including intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, customer and employee account information, salary information and any unpublished financial data and reports.

An employee’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

V.	COMPETITION AND FAIR DEALING

All employees should endeavor to deal fairly with fellow employees and with the Company’s customers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Anti-corruption laws including the U.S. Foreign Corrupt Practices Act (“FCPA”) and international anti-corruption laws including the Anti-Bribery Act of the United Kingdom, are designed to eliminate corrupt practices and ensure that when doing business anywhere in the world, neither the Company nor any person or entity associated with the Company or any other third party acting on behalf of the Company, shall offer, pay, promise, authorize or receive any bribe, kickback or other illicit payment or benefit in violation of the FCPA or the anti-corruption laws of any other nation in which we do business. Employees, agents, vendors, representatives and other third parties involved in sales, marketing, purchasing, and contract negotiations are responsible for ensuring that their actions on behalf of the Company are honest and ethical and comply with the Company’s anti-corruption policies and the anti-corruption laws of any nation in which we do business.

Relationships with Suppliers

The Company deals fairly and honestly with its suppliers. This means that our relationships with current or potential suppliers are based on price, quality, service and reputation, among other factors relevant to business considerations. Employees dealing with suppliers or potential suppliers should carefully guard both their objectivity and the appearance of objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier’s products and prices.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices. For a further discussion of appropriate and inappropriate business conduct with competitors, see “Compliance with Antitrust Laws” below.

VI.	PROTECTION AND USE OF COMPANY ASSETS

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of the Company’s assets, you should exercise reasonable care in preventing theft, damage or misuse of Company property and report all acts to your supervisor. Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

VII.	GIFTS AND ENTERTAINMENT

The giving and receiving of reasonable and customary gifts and entertainment (such as theatre or game tickets, business meals or a round of golf) are common business courtesies, and are designed to build relationships and understanding among business partners. However, it is not always appropriate or advisable to offer or accept them, and you should not be in a position of deriving direct or indirect personal benefit from anyone dealing with the Company. For example, if accepting a gift or entertainment would compromise, or even appear to compromise, your ability to make objective and fair business decisions, it should politely be declined. Likewise, it would not be appropriate to accept a gift from a vendor who is participating in a competitive contract bidding process. It is never appropriate to solicit gifts or money, securities or special discounts, or cause another person to do so on your behalf.

It is your responsibility to use good judgment in this area. No employee may give gifts to, or receive gifts from, customers or suppliers unless the gift would not be viewed as an inducement to or reward for any particular business decision. The gift should be consistent with customary business practices and should not violate any applicable laws or regulations. You should not attend activities that would reflect poorly on the Company or violate other provisions in this Code of Conduct. All gifts and entertainment expenses should be properly accounted for on an expense reports with the recipients and attendees detailed.

If you conduct business in other countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments. See “The Foreign Corrupt Practices Act and Other Laws Governing Our Business Internationally” for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions in other countries.

VIII.	INTERACTIONS WITH THE GOVERNMENT

The Company conducts business with the U.S., federal, state and local governments and the governments of other countries. It is important to remember that the “government” is a broad term and also extends to other public entities and their employees. The Company is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to government contracts and government transactions. If your job responsibilities include interacting with the government, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position, including any local restrictions on providing entertainment and gifts to government officials

IX.	POLITICAL CONTRIBUTIONS AND ACTIVITIES

The Company encourages its employees to participate in the political process as individuals and on their own time. However, federal, state and local contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates. It is Company policy that no employee may commit to, and no Company funds or assets may be used to make a political contribution on behalf of the Company to any political party or candidate, unless our Corporate Secretary has given prior approval.

The Company may sometimes express its views on local, national and international issues that affect its operations. In such cases, Company funds and resources may be used, but only when permitted by law and by our strict Company policies. The Company may also make limited contributions to political parties or candidates in jurisdictions where it is legal and customary to do so.

These guidelines are intended to ensure that any political activity you pursue is done voluntarily and on your own resources and time. Please contact the Corporate Secretary if you have any questions about political contributions.

X.	CHARITABLE DONATIONS AND GIFTS TO LABOR UNIONS/MEMBERS

Charitable donations, gifts or contributions to Labor Unions or Members of Labor Unions to promote the Company’s business interests are prohibited unless approved in advance by the Chief Executive Officer. Federal law requires that gifts or donations made to labor unions or members of labor unions must be reported by the Company each year to the U.S. Department of Labor. Employees must report to the Chief Compliance Officer annually any donations made to labor organizations to ensure accurate reporting by the Company.

XI.	THE FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS GOVERNING OUR BUSINESS INTERNATIONALLY

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. Stated more concisely, the FCPA prohibits the payment of bribes, kickbacks or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Anti-Bribery and Anti-Corruption Laws

The various states and countries in which we operate have laws prohibiting bribery generally, including bribes or corrupt payments to customers or their employees and agents to win business or other favors. These laws may apply with respect to any transfers of value to private citizens as well as to public employees. The Anti-Bribery Act of the United Kingdom, for example, prohibits giving money or other items of value, beyond reasonable and appropriate hospitality, to persons employed by or acting on behalf of our customers, and there is no requirement that such person be a government official. Even small payments as a means to “grease” assistance or to a return favor by such person are prohibited. It is Company policy never to make such payments or transfer items of value to persons to curry favor, or win business.

Other Laws Governing our Business

The Company’s business may be subject to various U.S. and international trade control regulations, including licensing, shipping documentation, import documentation and reporting and record retention requirements. Employees with significant responsibilities relating to our international business have an additional responsibility to understand and comply with such applicable laws. These employees are expected to have a working knowledge of the laws and regulations applicable to their job positions. Questions and requests for assistance regarding the Company’s policy on Anti-Bribery and Anti-Corruption laws should be directed to our Chief Compliance Officer.

XII.	COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your supervisor if you have any questions.

The Company has a formal document retention policy that each employee must follow with respect to Company records within such employee’s control. Please contact your supervisor or the Corporate Secretary for a copy of the retention policy.

XIII.	FINANCIAL REPORTS AND OTHER PUBLIC DISCLOSURES

As a company with publicly traded securities, we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s principal financial officers and other employees working in the Accounting/Finance Departments have a responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts. No officer or director, or any other person acting under his or her direction, may fraudulently induce, coerce, manipulate or mislead any independent auditor engaged to perform an audit of the Company’s financial statements for the purpose of rendering such statements materially misleading or violate other applicable laws, rules and regulations.

XIV.	COMPLIANCE WITH LAWS, REGULATIONS AND COMPANY POLICY

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your position. In addition, you are expected to comply with all Company policies. If any doubt exists about whether a course of action is consistent with Company policy, you should seek advice from our Chief Compliance Officer. If doubt exists about whether an action is legal or a legal opinion is necessary, contact the Corporate Secretary.

XV.	COMPLIANCE WITH INSIDER TRADING LAWS

Company employees are prohibited from trading the shares of the Company’s common stock or other securities of USA Mobility, Inc. while in possession of material, nonpublic information about the Company or recommending, “tipping” or suggesting that anyone else trade in the common stock or other securities of USA Mobility, Inc. on the basis of such information. In addition, Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in the common stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment. Employees should refer to the Company’s Insider Trading Policy Statement, which contains more detailed policies and rules relating to these transactions. If you have questions on Insider Trading, please consult the Corporate Secretary.

XVI.	COMPLIANCE WITH ANTITRUST LAWS

Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business.

In general, U.S. antitrust laws forbid agreements or actions “in restraint of trade.” All employees should be familiar with the general principles of the U.S. antitrust law.

Meetings with Competitors

Employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should notify your supervisor. You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. The contents of your meeting should be fully documented. You should avoid any communications with a competitor regarding the sales, marketing and financial information of the Company.

Professional Organizations and Trade Associations

Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose. At such meetings, you should not discuss pricing policy or other competitive terms, plans for new or expanded offerings or any other proprietary, competitively sensitive information.

Seeking Assistance or Advice

Violations of antitrust laws carry severe consequences and may expose the Company and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms. Whenever a question exists as to the Company’s policy related to a particular action or arrangement, it is your responsibility to contact our Chief Compliance Officer for review and assistance in resolving your question. If a legal opinion is required on an antitrust matter, contact the Corporate Secretary.

XVII.	CONCLUSION

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. We expect all Company employees to adhere to these standards and our Company policies.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time. Each employee of the Company shall certify annually that they have read, understand and agree to comply with the Code as a condition of employment and provide evidence of such certification to our Human Resources Department upon request.